Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced net income of $2.623 million for the quarter ended September 30, 2007 compared to $2.451 million during the quarter ended September 30, 2006, an increase of 7%.  Diluted earnings per share were $0.33 for the third quarter compared to $0.31 for the same period in 2006, an increase of 6%.  Net income for the nine months ended September 30, 2007 amounted to $7.163 million compared to $6.689 million for the same period in 2006, an increase of 7%.  Diluted earnings per share were $0.91 for the nine months ended September 30, 2007 compared to $0.86 for the same period in 2006, an increase of 6%. The company also announced a quarterly dividend of $0.08 per share to be paid on December 3, 2007 to shareholders of record as of November 12, 2007.  The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Year-to-date net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and a decrease in net interest income. Net interest income for the nine months ended September 30, 2007 amounted to $30.4 million compared to $31.0 million for the same period in 2006, a decrease of 2%. Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.50% for the nine months ended September 30, 2007, compared to 4.79% for the same period in 2006. Net interest margin for the quarter ended September 30, 2007 was 4.40% compared to 4.51% and 4.76% for the quarters ended June 30, 2007 and September 30, 2006, respectively. The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $7.1 million for the nine months ended September 30, 2007, an increase of $2.0 million or 39% over the same period in 2006.  The growth resulted primarily from an increase of $850 thousand in gains on security sales, which occurred mainly in the second and third quarters, and from increases of $376 thousand in investment advisory fees, $208 thousand in bank-owned life insurance income, and $334 thousand in deposit-service fees. Non-interest expense amounted to $26.1 million for the nine months ended September 30, 2007 compared to $24.6 million for the same period in 2006, an increase of 6%.  The increases were predominantly in occupancy and compensation-related costs which support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $350 thousand for the nine months ended September 30, 2007 compared to $892 thousand for the same period in 2006, a decrease of $542 thousand.  The reduced provision reflects favorable year-to-date net recoveries of $109 thousand of which $67 thousand occurred in the third quarter.  The allowance for loan losses to total loans ratio was 1.65% at September 30, 2007 and June 30, 2007 as compared to 1.70% at December 31, 2006.

Total assets were $1.033 billion at September 30, 2007 as compared to $979.3 million at December 31, 2006, an increase of 6%. Total loans increased 7% since December 31, 2006, amounting to $812.1 million at September 30, 2007. Total deposits, excluding brokered deposits, were $808.3 million at September 30, 2007 and $802.6 million at December 31, 2006, an increase of 0.7%.   Brokered deposits amounted to $90.0 million and $64.9 million on those respective dates.  Investment assets under management increased to $546.0 million at September 30, 2007 compared to $502.1 million at December 31, 2006, an increase of 9%. Total assets under management amounted to $1.6 billion at September 30, 2007 as compared to $1.5 billion at December 31, 2006, an increase of 6%.

Business momentum remained strong throughout the third quarter.  Construction began on our fifteenth branch at 255 Broadway, in downtown Methuen.  Vice President Cheryl Parent, a highly–skilled professional with over 25 years of banking experience, was named branch manager, and she looks forward to welcoming customers to our new state-of-the-art banking office in the spring of 2008.

In addition, the bank further strengthened its long-term commitment to Lowell’s central business district with the recent acquisition of property located at 170 Merrimack Street/27 Palmer Street.  The building, which houses the bank’s management offices, commercial mortgage lending and operations center among other uses, was renovated in 1984 and over the past 15 years, additional renovations have been made to accommodate the bank’s growth.  We feel strongly that the purchase of 170 Merrimack/27 Palmer reflects the bank’s unrelenting commitment to the City of Lowell.  Enterprise greatly values its role as the region’s only independent, commercial bank and this action further strengthens that position.

Creating strong, vibrant communities is a core principle at Enterprise.  On September 6, Enterprise was recognized by the Boston Business Journal for both its charitable giving, and also for the commitment made by Enterprise employees.  The award was presented at the second annual “Corporate Philanthropy Summit” held in Boston and attended by over 850 community and business leaders representing a wide range of local and national companies.  Chairman George Duncan accepted special recognition as Enterprise was named the “# 1 Company in Massachusetts” with the highest average volunteer hours spent in civic endeavors.

To further position the bank to take advantage of business opportunities that lie ahead, J. Matthew Coggins will be joining the bank on October 29 as Vice President/Marketing Director.  Most recently, Matt served as Assistant City Manager Division of Planning & Development for the City of Lowell.  Matt brings extensive sales, business development and governmental relations skills to his new position.  He will direct key marketing initiatives throughout the bank’s various markets, including the Merrimack Valley, North Central Massachusetts and Southern New Hampshire.  In addition, Matt will spearhead marketing efforts as the bank continues its expansion into new markets, as well as new product lines and financial services.

In light of the recent publicity concerning the current credit crunch and sub-prime lending issues, we launched a marketing campaign to inform potential borrowers that money is readily available for business and mortgage lending at Enterprise.  Community reaction has been very positive.  We reminded the general public that Enterprise does not rely on the whims of “Wall Street” for mortgage and business loans.  We gather our deposits locally, we lend locally, and we live locally.  While consistent, sound and responsible lending may not make headlines, for us, it is business as usual.

To date, 2007 has provided many opportunities.  Enterprise is strong and well positioned to achieve continued success.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2007	2006	2007	2006
Net interest income	$10,279	$10,487	$30,373	$30,987
Provision for loan losses	215	375	350	892
Net interest income after provision for loan losses	10,064	10,112	30,023	30,095
Non-interest income	2,544	1,868	7,137	5,139
Non-interest expense	8,592	8,092	26,076	24,566
Income before income taxes	4,016	3,888	11,084	10,668
Income tax expense	1,393	1,437	3,921	3,979
Net Income	$2,623	$2,451	$7,163	$6,689

Basic earnings per share	$0.33	$0.32	$0.92	$0.88
Diluted earnings per share	$0.33	$0.31	$0.91	$0.86
Basic weighted average common shares outstanding	7,846,563	7,691,407	7,797,682	7,644,641
Diluted weighted average common shares outstanding	7,921,918	7,840,578	7,899,919	7,811,668

CONDENSED CONSOLIDATED BALANCE SHEETS	September 30, 2007	December 31, 2006	September 30, 2006
Cash and cash equivalents	$33,042	$50,887	$49,264
Investment securities at fair value	147,391	131,540	142,936
Loans, net of allowance for loan losses	798,740	748,173	733,841
Other assets	54,000	48,659	46,744
Total assets	$1,033,173	$979,259	$972,785

Deposits	$898,336	$867,522	$867,917
Borrowed funds	30,402	15,105	9,967
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	9,181	8,764	10,013
Total stockholders’ equity	84,429	77,043	74,063
Total liabilities and stockholders’ equity	$1,033,173	$979,259	$972,785

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	September 30, 2007	December 31, 2006	September 30, 2006
Balance Sheet Items:
Total assets	$1,033,173	$979,259	$972,785
Loans serviced for others	20,516	21,659	22,152
Investment assets under management	546,030	502,059	462,811
Total assets under management	$1,599,719	$1,502,977	$1,457,748

Book value per share	$10.74	$9.98	$9.62
Dividends per common share	$0.24	$0.28	$0.21
Allowance for loan losses to total loans	1.65%	1.70%	1.70%
Non-performing loans to total loans	0.43%	0.24%	0.26%

Income Statement Items (annualized):
Return on average assets	0.97%	0.98%	0.95%
Return on average stockholders’ equity	11.92%	12.89%	12.71%
Net interest margin (tax equivalent)	4.50%	4.78%	4.79%